EXHIBIT 10.2
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                      NORTH ATLANTIC HOLDING COMPANY, INC.
                      NORTH ATLANTIC TRADING COMPANY, INC.
                           3029 Muhammad Ali Boulevard
                           Louisville, Kentucky 40232



May 4, 2007

Mr. Thomas F. Helms, Jr.
75 Woods Lane
East Hampton, NY 11937

Re: Amendment to Employment Agreement, dated February 14, 2006

Dear Tom:

      This letter amends the Employment Agreement (the "Employment Agreement"), dated February 14, 2006, between you and North Atlantic Holding Company, Inc. (the "Company" or "NAHC").

      1. North Atlantic Trading Company, Inc. ("NATC"), a wholly owned subsidiary of NAHC, shall be added as a party to the Employment Agreement;

      2. Section 1(a), regarding Employment, Duties and Acceptance, effective as of the date of this Amendment, is deleted in its entirety and is replaced with the following:

            NAHC and NATC shall employ the Executive during the Term (as hereinafter defined) as the Executive Chairman of the Board of Directors of NAHC and NATC. The Executive's duties and responsibilities shall consist of those typical of an Executive Chairman of the Board of Directors. The Executive shall report directly to the Board of Directors.

      3. There shall be a new Section 1(d), effective as of the date of this Amendment, which shall state the following:

      The Executive acknowledges that he has the right to vote, directly or indirectly, his and other common stockholders' shares for the election of Directors of NAHC pursuant to certain proxy and shareholder agreements. The Executive agrees that, without prior written consent of Jack Africk so long as Mr. Africk is engaged as a consultant by the Company, he shall not exercise such rights to vote any stock of NAHC whether at a meeting of stockholders, by written consent or otherwise, so as to (i) elect any individual not then serving as a member of the Board Directors of NAHC (the "Board") to the Board or (ii) remove any individual who is serving as a member of the Board. Notwithstanding the foregoing, if Mr. Africk is determined to be "Disabled" as that term is defined in the Consulting Agreement between Evolution Partners, Inc., NAHC, NATC and Mr. Africk dated May 4, 2007, this Section 1(d) shall cease to have any force and effect.
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      4.    Section 3(a), regarding Compensation, effective May 16, 2007, shall be deleted and replaced with the following:

            During the Term, the Company agrees to pay to the Executive a salary in cash (the "Salary") as compensation for the services to be performed by him as provided herein. The Salary shall be paid at the rate of $350,000 per annum, less such deductions or amounts to be withheld as shall be required by applicable law and regulations. The Salary shall be paid in equal monthly installments or more frequently in accordance with the Company's salaried payroll payment policy. The Salary shall be reviewed annually and may be increased at the sole discretion of the Board. In addition, the Executive shall receive a bonus paid in 2007 of $82,000, within two weeks of the signing of this Amendment.

      5. Pursuant to Section 9 of the Employment Agreement, this letter shall serve as written notice of a change of address for the Executive to 75 Woods Lane, East Hampton, NY 11937.

      6. There shall be a new Section 13, effective as of the date of this Amendment, which shall state the following:

      No Third Party Beneficiary. Nothing expressed or implied in this Amendment or the Employment Agreement is intended, or shall be construed, to confer upon or give any person other than the Executive, NAHC and NATC and their respective heirs, personal representatives, legal representatives, successors and assigns, any rights or remedies under or by reason of this Amendment or the Employment Agreement.

      If this letter accurately reflects our agreement and your understanding, please sign where indicated below and return this letter to me.


Sincerely yours,

North Atlantic Trading Company, Inc.

By:  /s/ Lawrence Wexler
     -------------------------------
Name: Lawrence Wexler

North Atlantic Holding Company, Inc.

By:  /s/ Jack Africk
     -------------------------------
Name: Jack Africk

Agreed:

/s/ Thomas F. Helms, Jr.                                    May 4, 2007
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Thomas F. Helms, Jr.                                        Date